Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

June 5, 2006

The Bank of New York Company, Inc.,

        One Wall Street,

              New York, New York 10286.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of (i) Junior Subordinated Debt Securities (the “Junior Subordinated Debt Securities”) of The Bank of New York Company, Inc., a New York corporation (the “Company”), to be issued pursuant to the Junior Subordinated Indenture, dated as of December 25, 1996, and as supplemented by a First Supplemental Indenture, dated as of August 2, 2004, and as further supplemented from time to time (as so supplemented, the “Junior Subordinated Indenture”), between the Company and J.P. Morgan Trust Company, National Association (successor to Bank One, National Association (f/k/a The First National Bank of Chicago)), as trustee (the “Indenture Trustee”), (ii) Trust Preferred Securities (the “Trust Preferred Securities”) of BNY Capital VI, BNY Capital VII, BNY Capital VIII, BNY Capital IX and BNY Capital X, each of which is a Delaware statutory trust (each, a “BNY Trust”), and (iii) the Guarantee Agreements with respect to the Trust Preferred Securities (the “Guarantee Agreements”) to be executed and delivered by the Company for the benefit of the holders from time to time of the Trust Preferred Securities, we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when:

(1) the Registration Statement relating to the Junior Subordinated Debt Securities, the Trust Preferred Securities and the Guarantee Agreements (the “Registration Statement”) has become effective under the Act and a prospectus supplement and, if necessary, a pricing supplement has been prepared and filed with the Securities and Exchange Commission describing the Trust Preferred Securities offered thereby and the related Junior Subordinated Debt Securities and Guarantee Agreement offered thereby;

(2) the Guarantee Agreement with respect to the Trust Preferred Securities of a BNY Trust has been duly authorized, executed and delivered;

(3) the Amended and Restated Trust Agreement (the “Trust Agreement”) of such BNY Trust has been duly authorized, executed and delivered;

(4) the terms of the Junior Subordinated Debt Securities and of their issuance and sale have been duly established in conformity with the Junior Subordinated Indenture, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company;

(5) the terms of the Trust Preferred Securities and of their issuance and sale have been duly established in conformity with the Trust Agreement of such BNY Trust so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon such BNY Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over such BNY Trust;

(6) the Junior Subordinated Debt Securities have been duly authorized, executed and authenticated in accordance with the Junior Subordinated Indenture and issued and sold as contemplated in the Registration Statement; and

(7) the Trust Preferred Securities have been duly authorized, executed and authenticated in accordance with the Trust Agreement of such BNY Trust and issued and sold as contemplated in the Registration Statement;

the Junior Subordinated Debt Securities and the Guarantee Agreement relating to the Trust Preferred Securities of such BNY Trust will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In connection with the foregoing opinion, we note that, as of the date of this opinion, a judgment for money in an action based on Junior Subordinated Debt Securities denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Junior Subordinated Debt

Security denominated in a foreign currency or currency unit would be required to render such a judgment in the foreign currency or currency unit in which the Junior Subordinated Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Junior Subordinated Indenture has been duly authorized, executed and delivered by the Indenture Trustee, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    Sullivan & Cromwell LLP